FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is made this 17th day of August, 2009, by and among COPPERWELD BIMETALLICS LLC, a Delaware limited liability company (the “Company”), COPPERWELD BIMETALLICS UK LIMITED, a United Kingdom private limited company (“CBUK”), and FUSHI COPPERWELD, INC., a Nevada corporation formerly known as Fushi International, Inc. (“Fushi” and together with CBUK, collectively, the “Guarantors;” the Guarantors and the Company, collectively, the “Obligors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, as assignee of The CIT Group/Commercial Services, Inc. (“CIT”).  Capitalized terms used herein and not defined herein shall have the meanings provided in the Financing Agreement (as hereinafter defined).

R E C I T A L S:

WHEREAS, the Company is obligated to the Lender pursuant to a Financing Agreement dated April 5, 2007, as amended, between the Company and CIT, as assigned to the Lender effective July 31, 2008 (the “Financing Agreement”), and various other notes and documents executed by the Company in favor of CIT, as assigned to the Lender (any and all amounts owing by the Company pursuant to the documents and agreements evidencing and/or securing any debts, obligations and liabilities of the Company to the Lender heretofore, now or hereafter made, incurred, or created, arising out of credit previously granted, credit contemporaneously granted, or granted in the future, whether for principal, interest, fees or any other amount shall be hereinafter referred to as the “Obligations”); and

WHEREAS, the Obligations are secured by the personal property described in the Financing Agreement and other pledge agreements, collateral assignments and security agreements executed in connection therewith, and perfected by financing statements and other filings, as well as the delivery to the Lender of certain assets, as described on Exhibit A (the property described in the Financing Agreement and such other pledge agreements, collateral assignments and security agreements and the financing statements and other filings is hereinafter referred to as the “Collateral”); and

WHEREAS, CBUK has provided a certain Guaranty of the Obligations dated April 5, 2007, and Fushi has provided a certain Guaranty of the Obligations dated October 26, 2007, as amended (each a “Guaranty”); and

WHEREAS, the Guarantors have provided security agreements and pledge agreements as more fully described on Exhibit B to secure the Obligations (the “Guarantor Security Documents”); and

WHEREAS, by virtue of the occurrence of certain Events of Default under the Financing Agreement as described in the Lender’s letter to the Company dated May 5, 2009 (the “Existing Defaults”), the Lender has no further obligation to make additional Revolving Loans and is entitled to demand immediate payment of the Obligations; and

WHEREAS, the Lender has advised the Obligors that in light of such Existing  Defaults as well as the Company’s current financial condition and prospects, it is unwilling to commit to continue to provide financing for the Company on a long term basis; and

WHEREAS, the Obligors have requested that the Lender forbear from taking action to collect the Obligations and exercising any other rights and remedies against any of the Obligors or the Collateral and that Lender provide further Revolving Loans and other financial accommodations to the Company notwithstanding such Existing Defaults to allow the Company time to obtain replacement financing; and

WHEREAS, the Lender, subject to the terms and conditions of this Agreement, and in reliance on information given by the Obligors to the Lender pursuant to and in their negotiations, has agreed to forbear from seeking immediate payment of the full amount of the Obligations and exercising any other rights and remedies against any of the Obligors or the Collateral for the period through and including October 31, 2009, or such earlier date as a Forbearance Event of Default (as hereafter defined) has occurred and the Lender has elected to terminate its agreement to forbear hereunder (the “Forbearance Period”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A G R E E M E N T

1.    Definitions.  All terms not otherwise defined in this Agreement shall be defined as set forth in the Financing Agreement.

2.    Statement of the Obligations.  The Obligors acknowledge and agree that the Obligations owed by the Company to the Lender as of the date hereof are as follows:  (i) the principal amount as of August 11, 2009 of Four Million One Hundred Fifty Five Thousand Eight Hundred Seven and 03/100 Dollars ($4,155,807.03) consisting of outstanding Revolving Loans under the Financing Agreement, (ii) accrued and unpaid interest to the date hereof; and (iii) all costs and expenses (including attorneys’ fees) of the Lender required to be paid pursuant to the Financing Agreement and this Agreement.  The Obligors acknowledge and agree that the Obligations have not been released or forgiven, that they are a legal, valid and binding obligations of the Company, that they are payable in accordance with their terms, and are not subject to any defenses, counterclaims or setoffs whatsoever.  The Obligors agree that nothing contained in this Agreement shall (i) nullify, extinguish, satisfy, release, discharge, constitute a novation or otherwise affect any of the Obligors’ obligations to the Lender; (ii) constitute a waiver of any default; or (iii) except as expressly provided herein, vary or waive any of the terms of the Obligations.

3.           Security Interests of the Lender.  Each of the Obligors acknowledges and agrees that the Lender has a legal, valid, binding and enforceable first priority security interest in the Collateral, subject only to the Permitted Encumbrances, and a legal, valid, binding and enforceable first priority security interest in the assets of the Guarantors subject to the Guarantor Security Documents.

4.           Guaranties.  Each of the Guarantors acknowledges and agrees that its Guaranty has not been revoked, released, discharged or forgiven, and is a legal, valid, binding obligation of such Guarantor party thereto enforceable against it in accordance with its terms, and is not subject to any defenses, counterclaims or setoffs whatsoever.  Each such Guarantor hereby acknowledges and consents to and agrees to the terms and provisions of this Agreement.  Nothing contained herein shall revoke, release, discharge or forgive the obligations of the applicable Guarantor pursuant to its Guaranty.

5.           Conditions Precedent.   This Agreement shall become effective upon the Lender’s receipt of an executed original hereof, together with each of the following:

(a)           From each of the Company and each Guarantor, a Certificate of Authority in form and content acceptable to the Lender.

(b)           The fee payable under Paragraph 6(d) hereof.

(c)           Such other matters as the Lender may require.

6.           Consideration for Forbearance.  In consideration of the Lender’s agreement to forbear from taking certain actions during the Forbearance Period, the Obligors agree that:

(a)    During the Forbearance Period:

(i)           The Obligors shall comply with the terms of this Agreement and the Financing Agreement (as amended hereby) and provide to the Lender such financial and other information required under or requested in accordance with this Agreement or the Financing Agreement.

(ii)           The Obligors shall pay (a) all amounts due employees for wages, salary, and benefits together with state and federal taxes (including, but not limited to, all sales, withholding and social security taxes), (b) all premiums for insurance (including but not limited to, all property and casualty, liability and worker’s compensation insurance), and (c) real property and personal property tax payments when due unless such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)    During the Forbearance Period, the Obligors shall furnish to the Lender on the day any Obligor first obtains knowledge of the occurrence of any Forbearance Event of Default (as hereinafter defined), a statement of an authorized representative of the Company setting forth details of such Forbearance Event of Default.

(c)    During the Forbearance Period, the Obligors shall continue to keep the Lender informed of the status of potential refinancing of the Obligations.

(d)    The Company shall pay to the Lender a fully earned, non-refundable fee in the amount of Fifty Thousand Dollars ($50,000).

7.           Amendment of the Financing Agreement.  As further consideration for the Lender’s agreements herein and in reliance on the information provided by the Obligors to the Lender in connection herewith, the Lender and the Obligors agree that the Financing Agreement shall be amended as follows:

(a)           Amendment of Section 1.1.   Section 1.1 of the Financing Agreement is amended upon execution of this Agreement by adding or amending the following definitions:

Availability Reserve shall mean an amount equal to the sum of:

(a)           any reserve which the Lender may establish from time to time pursuant to the express terms of this Financing Agreement, including such reserves against Net Availability as the Lender deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in the Company’s business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact the Company or its business, prospect, profits, operations, industry, financial condition or assets (which amount as of August 11, 2009, and after giving effect to the elimination of that portion of the Borrowing Base related to Eligible Off-Site Inventory consisting of raw materials, work in process and consignment Inventory, was equal to $347,200; provided, however, that at such time, if any, as the Lender is satisfied, in its sole discretion, that it has a valid first priority security interest in the Company’s Equipment, the foregoing portion of the Availability Reserve shall be reduced by $347,200 (provided in no event shall the elimination of such portion of the Availability Reserve prohibit the Lender from thereafter establishing such additional reserves as it deems necessary in the exercise of its reasonable business judgment);

(b)           a reserve for obsolescence as established by the Lender from time to time (which amount as of August 11, 2009, was $235,000); plus

(c)           the Nexans Reserve (which amount as of August 11, 2009, was $85,000).

Borrowing Base shall mean, at any time, the sum at such time of:

(a)           eighty-five percent (85%) of the Company’s outstanding Eligible Accounts Receivable; plus

(b)           the lesser of (i) $2,500,000 or (ii) ninety percent (90%) of the Company’s outstanding Eligible Foreign Accounts Receivable; plus

(c)           the least of (i) $2,000,000 or (ii) the sum of (1) fifty percent (50%) of the aggregate value of the Eligible On-Site Inventory consisting of raw materials and finished goods Inventory plus (2) the lesser of (x) $750,000 or (y) thirty seven percent (37%) of the aggregate value of the Eligible On-Site Inventory consisting of work-in-process Inventory, in each case valued at the lower of cost or market on a first in, first out basis, or (iii) eighty-five percent (85%) of the Net Orderly Liquidation Value of the Company’s Inventory, or (iv) the Accounts Receivable Availability; plus

(d)           the lesser of (i) the Letter of Credit Collateral Loan Cap or (ii) one hundred percent (100%) of the face amount of all Letter of Credit Collateral; less

(e)           the amount of the Availability Reserve in effect at such time.

Daily Three Month LIBOR shall mean, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that the Lender determines that Daily Three Month LIBOR has changed.

LIBOR shall mean the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)           “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Lender for the purpose of calculating Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans.  The Company understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

Revolving Line of Credit shall mean the commitment of the Lender to make Revolving Loans pursuant to Section 3 of this Financing Agreement in an aggregate amount equal to Seven Million Dollars ($7,000,000) of which no more than Two Million Five Hundred Thousand Dollars ($2,5000,000) shall consist of Foreign Revolving Loans.

(b)           Amendment of Section 3.1(a).  Section 3.1(a) of the Financing Agreement shall be amended to read as follows:

(a)           Amounts and Requests.  Subject to the terms and conditions of this Financing Agreement, Lender agrees to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans).  In no event shall Lender have an obligation to make a Revolving Loan to the Company, nor shall the Company be entitled to request or receive a Revolving Loan, if (i) unless otherwise agreed by Lender, a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding would exceed the Revolving Lien of Credit, or (iii) the amount of such Revolving Loan would exceed the Net Availability of the Company on the date of the request therefor or the funding thereof.  Any request for a Revolving Loan must be received by an officer of Lender no later than 12:00 noon, New York time, on the Business Day on which such Revolving Loan is required.

(c)           Amendment of Section 6.1(b).  Section 6.1(b) of the Financing Agreement shall be amended by amending parts (i) and (ii) thereof to read as follows:

(i)           all Collateral which is presently in existence or hereafter acquired and which is owned by the Company or in which the Company has any interest, whether held by the Company or by others for the Company’s account, and wherever located, and, if any Collateral is Equipment, whether the Company’s interest in such Equipment is as owner, lessee or conditional vendee;

(ii)           all Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(d)           Amendment of Section 6.6(a).  Section 6.6(a) of the Financing Agreement shall be amended to read as follows:

(a)           Maintenance of Equipment.  The Company agrees to (i) maintain the Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that the Lender’s security interest may attach to the Equipment), reasonable wear and tear excepted, (ii) make any and all repairs and replacements when and where necessary, and (iii) safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Lender’s security interest.  The Equipment will only be used by the Company in the operation of its business and will not be sold or held for sale or lease, except as otherwise expressly agreed in writing by the Lender.

(e)           Amendment of Section 8.1(a).  Section 8.1(a) of the Financing Agreement shall be amended to read as follows:

(a)           Interest on Revolving Loans.  Interest on the daily debit balance of the Revolving Loan Account at the close of each day during each month shall be due and payable monthly on the first day of the immediately following month and shall accrue at a rate per annum equal to the Daily Three Month LIBOR plus six percent (6.0%).  In the event of any change in said Daily Three Month LIBOR, the rate set forth in the first sentence of this Section 8.1(a) shall change, effective as of the date of such change, so as to remain equal to the Daily Three Month LIBOR plus six percent (6.0%).  All interest rates shall be calculated based on a 360-day year and actual days elapsed.

8.           Forbearance.  Provided the Obligors strictly comply with all of the terms of this Agreement and no Forbearance Event of Default occurs:

(a)    The Lender agrees to forbear during the Forbearance Period from seeking immediate payment of the full amount of the Obligations and exercising any other rights and remedies against any of the Obligors or the Collateral.  The Lender’s agreement contained herein shall not nullify, extinguish, satisfy, release, discharge or otherwise effect the Obligors’ obligations to the Lender, or constitute a waiver of any Event of Default.  The Obligors acknowledge and agree that there is no promise, express or implied, on the part of the Lender to forebear beyond October 31, 2009, and the Obligors further agree that if any of the terms or conditions of this Agreement are not satisfied within the sole discretion of the Lender, or any Forbearance Event of Default occurs, the Lender’s agreement to forebear shall, at the election of the Lender, immediately terminate and the Forbearance Period shall terminate.  As of the end of the Forbearance Period the Lender shall have all of its rights and remedies, including the right to demand immediate payment in full of the Obligations.

(b)    The Lender will consider requests for additional Revolving Loans during the Forbearance Period in accordance with the terms of the Financing Agreement, as amended herein; provided, however, that if any of the terms or conditions of this Agreement are not satisfied within the sole discretion of the Lender, or any Forbearance Event of Default occurs, the Lender may at any time, within its sole discretion, decline to make further Revolving Loans in accordance with the Financing Agreement and the making of any Revolving Loans shall not be deemed to be a waiver of its right to refuse to make further Revolving Loans.

9.           Acknowledgments and Waivers.  The Obligors acknowledge and agree as follows:

(a)    All of the Recitals are true and correct.

(b)    The Existing Defaults have occurred, and, prior to giving effect to the Lender’s agreements contained herein, the Lender is entitled to accelerate payment of the entire amount of the Obligations.  The Lender’s agreement to forbear is not a waiver of the Existing Defaults or any other Event of Default.  No further notice of default is required with respect to the Obligations.  There has been no promise by the Lender, whether express or implied, to forbear beyond the Forbearance Period and the Obligors understand that, unless otherwise expressly agreed by the Lender, all of the Obligations are immediately due and payable in any event as of the conclusion of the Forbearance Period or the earlier termination of this Agreement as provided herein.

(c)    The Obligors are liable, without offset, defense or counterclaim, to the Lender for payment and performance of all obligations of and liabilities of the Company arising under the Financing Agreement, this Agreement and all other documents to which the Company is a party, and this Agreement, the Financing Agreement and the other Loan Documents are the legal, valid, binding obligation of the Company and are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.  Further, nothing contained herein shall constitute a defense to or otherwise affect the Company’s obligations to the Lender.

(d)    The Lender has no obligation to lend any further amounts to the Company.  Any additional Revolving Loans shall not constitute a “course of dealing” or other evidence of any change in the “discretionary” nature of the Credit Facility on account of the occurrence of Events of Default.

10.           Representations and Warranties of the Obligors.  In order to induce the Lender to enter into this Agreement, and in recognition of the fact that the Lender is acting in reliance thereupon, the Obligors hereby covenant, represent and warrant to the Lender that:

(a)    Each of the Obligors is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of their respective states of incorporation or organization, and has the power and authority and the legal right to own and operate its property, to lease the property it operates, and to conduct the business in which it is currently engaged.

(b)    Each of the Obligors has the power and authority to enter into, deliver, issue and perform all of their obligations under this Agreement.  This Agreement, when duly executed and delivered on behalf of each Obligor, will constitute the legal, valid and binding obligations of each Obligor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(c)    Other than those already obtained or that shall be obtained simultaneously with the effectiveness of this Agreement, no consent or authorization of, filing with, or act by or in respect of any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.  The execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action, where applicable, (ii) will not violate any requirement of law or any contractual obligation of any Obligor, and (iii) will not result in, or require, the creation or imposition of any lien on any of its or his properties or revenues pursuant to any requirement of law or contractual obligation.

(d)    No information, financial statement, exhibit or report furnished by the Obligors to the Lender in connection with the negotiation of, or pursuant to, this Agreement contains any material misstatement of fact, omits to state a material fact, or omits any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

11.           Forbearance Events of Default.  A “Forbearance Event of Default” shall have occurred hereunder if:

(a) Any Obligor fails to comply with any term, covenant or agreement contained herein; or

(b) The Company fails to pay, when due, or within any applicable grace period, interest, principal, fees or any other amount due to the Lender pursuant to the Financing Agreement, as amended hereby, or pursuant to this Agreement; or

(c) The Obligors fail to pay, when due, (a) all amounts due employees for wages, salary, and benefits together with state and federal taxes (including, but not limited to, all sales, withholding and social security taxes), (b) all premiums for insurance (including but not limited to, all property and casualty, liability and worker’s compensation insurance), and (c) real property and personal property tax payments unless such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; or

(d) Any “Event of Default”, as that term is defined in any document evidencing or securing the Obligations, other than the Existing Defaults or any further Event of Default occurring on account of the Company’s non-compliance with the provisions of Section 7.3(b) of the Financing Agreement, occurs after the date hereof; or

(e) Any other material adverse change in the business, financial condition or property of the Company as in effect as of the date hereof occurs.

Upon the occurrence of a Forbearance Event of Default hereunder, the Forbearance Period shall, at the election of the Lender, immediately terminate, without notice to the Obligors, and the Lender shall have all of its rights and remedies as provided in the Financing Agreement and the other Loan Documents, as well as any further rights and remedies provided by law.  The Lender’s receipt of any payment after the occurrence of any Forbearance Event of Default shall not constitute a waiver of the Forbearance Event of Default or of the Lender’s rights and remedies upon such Forbearance Event of Default.

12.           Release.  Each Obligor forever releases and discharges the Lender and its affiliates, officers, directors, shareholders, agents, representatives, attorneys and employees (collectively, the “Released Parties”), and each of them, past and present, from any and all actions, obligations, costs, damages, losses, claims, liabilities and demands of whatever kind and nature which each Obligor has had, now has or hereafter may have, arising from or by reason of or in any way connected with any transaction contemplated by, or any matter, event or circumstance arising out of or related, to the Financing Agreement or this Agreement, which occurred or existed prior to the date hereof.  It is understood and agreed that this release is not to be construed as an admission of liability on the part of the Lender or the Released Parties.

13.           Limitation of Liability.  Neither the Lender nor any of its affiliates, directors, officers, agents, attorneys or employees shall be liable to any Obligor for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or in connection therewith except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct.  No claim may be made by any Obligor against the Lender, or any of its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based in contract or tort or duty imposed by law) arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith.  Each Obligor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

14.           Waiver of Stay.  The Obligors further covenant and agree that if any petition in bankruptcy or similar proceeding is filed, whether the petition is filed voluntarily and/or involuntarily, by or affecting any Company, the Lender shall, upon request, be entitled to, and the Company shall consent to, immediate and complete relief from the automatic stay and/or moratorium arising out of or related to the bankruptcy action, proceeding and/or petition and the Lender shall be permitted to proceed to protect and enforce its rights or remedies either by suit in equity or by action of law, or both.  The Obligors covenant and agree, upon request of the Lender, to join with the Lender in filing the appropriate pleadings to request relief from the automatic stay and/or moratorium, including but not limited to executing an agreed order for relief from the automatic stay.

15.           Representation by Counsel.  This Agreement is entered into freely and voluntarily by each Obligor, each of which has had the opportunity to have this Agreement reviewed by legal counsel of its own choosing and each of the Obligors acknowledges that it has reviewed this Agreement, that its understanding of this Agreement is based upon such review and not based upon any statements, representations or actions of the Lender and that its execution of this Agreement is not under duress or coercion.

16.           Miscellaneous.

(a) The terms and conditions stated herein shall constitute the complete and exclusive statement of the terms hereof and shall supersede all prior oral or written statements of any kind whatsoever made by the parties or their representatives concerning the terms hereof.  No statement or writing subsequent to the date hereof which purports to modify or add to the terms or conditions hereof shall be binding unless contained in a writing which makes specific reference to this Agreement and which is signed by all parties hereto.

(b) This Agreement inures to the benefit of the Lender and its successors and assigns, and it binds each Obligor and its successors and assigns.  This Agreement may be executed in any number of counterparts which shall be effective as to each signatory upon execution of any counterpart by such signatory.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

(d) Without limitation of any terms or provisions of the Loan Documents, the Obligors shall be obligated to pay all the fees and out-of-pocket expenses incurred by the Lender in connection with the review, negotiation, preparation and execution of this Agreement including, but not limited to reasonable attorneys’ fees and disbursements, and in the event that any action shall be required in order to collect upon the Obligations, all of the Lender’s fees and out-of-pocket expenses incurred in connection therewith, including all attorneys’ fees and disbursements.

(e) Except as amended by this Agreement, all of the terms and conditions of the Loan Documents shall remain in all other respects in full force and effect.

(f) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OBLIGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF WISCONSIN, COUNTY OF MILWAUKEE.

(g) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DEALINGS BETWEEN THE PARTIES HERETO.  EACH PARTY HERETO ACKNOWLEDGES THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR FUTURE DEALINGS.

WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Brian P. Bur Brian P. Bur, Assistant Vice President

COPPERWELD BIMETALLICS LLC By: /s/ Dawn Griffith Name: Dawn Griffith Title: VP Finance
COPPERWELD BIMETALLICS UK LIMITED By: /s/ Dawn Griffith Name: Dawn Griffith Title: VP Finance
FUSHI COPPERWELD, INC. By: /s/ Chris Wang Name: Chris Wang Title: President

EXHIBIT A

Company Collateral

Copperweld Bimetallics LLC

Security Agreement – Intellectual Property dated April 5, 2007 among Copperweld Bimetallics LLC and The CIT Group/Commercial Services, Inc.

Pledge Agreement dated April 5, 2007 among Copperweld Bimetallics LLC and The CIT Group/Commercial Services, Inc. (including Consent of the Subsidiaries)

Consent Agreement dated July 18, 2007 among Copperweld Bimetallics LLC, Copperweld Holdings, LLC, Copperweld Bimetallics International Holdings LLC, International Manufacturing Equipment Suppliers, LLC and The CIT Group/Commercial Services, Inc.

Collateral Assignment of License Agreement dated April 5, 2007 among Copperweld Bimetallics LLC and The CIT Group/Commercial Services, Inc. (Including Consent and Agreement of Licensor to Collateral Assignment)

Collateral Assignment of Trilogy Agreement dated April 5, 2007 among Copperweld Bimetallics LLC and The CIT Group/Commercial Services, Inc.

UCC financing statement No. 2007 0839059, filed with the Delaware Secretary of State on March 6, 2007 listing Copperweld Bimetallics LLC as Debtor and The CIT Group/Commercial Services, Inc. as Secured Party.  This filing covers All Assets (excluding any and all Equipment, including all proceeds thereof, pursuant to Collateral Amendment No. 2007 4107099 filed on October 30, 2007)

UCC financing statement  No. 2007 0838978, filed with the Delaware Secretary of State on March 6, 2007 listing Copperweld Bimetallics LLC as Debtor and The CIT Group/Commercial Services, Inc. as Secured Party.  This filing covers All of Debtor’s rights, titles and interests in, to and under all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other ownership interests of Copperweld Bimetallics International Holdings LLC (100% membership interest) and Copperweld Bimetallics UK Limited (65% membership interest)

Shares Charge dated April 5, 2007 among Copperweld Bimetallics LLC (as Chargor), The CIT Group/Commercial Services, Inc. (as Lender) and Copperweld Bimetallics UK Limited (as Company) (as Registered with the Registrar of Companies on April 24, 2007)

EXHIBIT B

Guarantor Security Documents

Copperweld Bimetallics UK Limited

Guaranty dated April 5, 2007, among Copperweld Bimetallics UK Limited and The CIT Group/Commercial Services, Inc.

Fushi Copperweld, Inc. (formerly known as Fushi International, Inc.)

Guaranty dated October 26, 2007 among Fushi International, Inc. and The CIT Group/Commercial Services, Inc. (as amended by First Amendment to Guaranty dated June 17, 2008)

Pledge Agreement dated October 26, 2007 among Fushi International, Inc. and The CIT Group/Commercial Services, Inc. (Including consents of the LLCs)

UCC financing statement  No. 2007035914-4, filed with the Nevada Secretary of State on October 30, 2007 listing Fushi International, Inc. as Debtor and The CIT Group/Commercial Services, Inc. as Secured Party.  This filing covers All of Debtor’s rights, titles and interests in, to and under all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other ownership interests of Copperweld Holdings, LLC (100% membership interest) and International Manufacturing Equipment Suppliers, LLC (100% membership interest)